EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Classover Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.0001 per share	Rule 457(a)	3,268,668	$1.2725	(1)	$4,159,380.03	$0.00001531	$636.81
Total Offering Amounts						$4,159,380.03		$636.81
Total Fee Offsets								--	(2)
Net Fee Due								$636.81

(1)

Pursuant to Rule 457(c) and 457(h) promulgated under the Act, the proposed maximum offering price per share for the shares reserved for issuance under the Plan was calculated on the basis of the average of the high and low prices of our common stock as reported on the Nasdaq Capital Market on August 5, 2025. This registration statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends, or similar transactions as permitted by Rule 416 under the Securities Act.

(2)	The Registrant does not have any fee offsets.